CUSIP No.  235906104                                               Page 26 of 27


                                                                      EXHIBIT 35
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive  Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                          DAMEN FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)

          PAUL J. DUGGAN AND THE COMMITTEE TO ENHANCE SHAREHOLDER VALUE (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)  and
       0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

       2)     Form, Schedule or Registration Statement No.:

       3)     Filing Party:

       4)     Date Filed:


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CUSIP No.  235906104                                               Page 27 of 27


                                 Paul J. Duggan
                 and The Committee to Enhance Shareholder Value

                                                               February 11, 1999

The Board of Directors
Damen Financial Corporation

Dear Directors:

As we are all fully aware, I am running with two other candidates for the Board of Directors of Damen Financial Corporation in opposition to management's nominated slate. In addition, I have a shareholder proposal on the ballot regarding the hiring of an investment banker and the review of the investment banker's findings.

Last year a similar proposal failed by a small margin. It is my opinion that we stand a very strong chance of carrying the proposition and electing our slate of directors. I base my opinion on the closeness of last year's results and our current proxy solicitation efforts.

The company has announced that it has retained Keefe, Bruyette and Woods, Inc. (Keefe) to evaluate its strategic options, so I am concerned that management may attempt to engage in some significant transaction immediately prior to the annual meeting that would not allow the shareholders to choose the directors who would evaluate and negotiate any such transaction. If one of these options is the sale of the Company, I would ask that no significant transactions be entered into prior to the annual meeting and the seating of the newly elected directors. I feel that any effort to hastily enter into a transaction may be in violation of your fiduciary responsibilities to all shareholders.

I have had numerous conversations with banks interested in buying, merging or having a transaction with Damen Financial. I also have been approached by financial brokers and other people in the banking field with indication of interest in Damen. Some of these individuals and institutions have contacted Keefe for additional information. To date, Keefe Bruyette has rebuffed some of these contacts. If the bank is truly for sale and an investment banker was hired to maximize shareholder value and market the company for sale, I think that Keefe's lack of cooperation in the process is contrary to the best interests of the shareholders.

I ask that you request that Keefe cooperate with interested parties. Further I would ask that the Board of Directors refrain from approving any significant transactions prior to the shareholder meeting in light of the potential turnover in a significant number of seats on the board and the lack of a full and fair auction process for the Company to date.

Very truly yours,
/s/ Paul J. Duggan
Paul J. Duggan